UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 16, 2020

AEHR TEST SYSTEMS
(Exact name of registrant as specified in its charter)

California	000-22893	94-2424084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 KATO TERRACE, FREMONT, CA 94539
(Address of principal executive offices, including zip code)

510-623-9400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Symbol(s)
Common Stock	AEHR	The NASDAQ Capital Market

Item 1.01. Entry into a Material Definitive Agreement.

On January 16, 2020, Aehr Test Systems (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Bank”). Pursuant to the Loan Agreement and subject to the deduction of reserves that are determined by the Bank in its good faith business judgment, the Company may borrow up to (a) the lesser of (i) the revolving line of $4.0 million or (ii) the amount available under the borrowing base minus (b) the outstanding principal balance of any advances, under a revolving line of credit. The borrowing base is 80% of eligible accounts, as determined by the Bank from the Company’s most recent borrowing base statement; provided, however, that the Bank has the right to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of certain events or conditions, which may adversely affect the collateral or its value.

Subject to an event of default, the principal amount outstanding under the revolving line of credit will accrue interest at a floating per annum rate equal to the greater of (a) the prime rate plus an additional percentage of up to 1%, which additional percentage depends on the Company’s adjusted quick ratio, and (b) 4.75%. Interest is payable monthly on the last calendar day of each month and the outstanding principal amount, the unpaid interest and all other obligations are due on the maturity date of January 11, 2021, which is 364 days from the effective date of January 13, 2020.

The Loan Agreement contains customary representations, warranties and covenants, including, among other things, covenants limiting the Company’s ability to transfer all or any part of its business or property, engage in any business other than the businesses in which the Company is currently engaged, liquidate or dissolve, permit any change in control without the Bank’s prior written consent, merge or consolidate, make an acquisition, incur or assume any indebtedness, incur any liens on any of its property, maintain any collateral account, pay any dividends or make any distribution, make any investment, enter into any material transaction with any affiliate of the Company, make or permit any payment on any subordinated debt or become an investment company under the Investment Company Act of 1940, as amended, in each case, subject to customary exceptions for a revolving line of credit of this size and type.

The Loan Agreement contains customary events of default for a revolving line of credit of this size and type that entitle the Bank to, among other things, declare all obligations immediately due and payable, stop advancing money or extending credit, demand that the Company deposit with the Bank a certain amount of cash with respect to the aggregate face amount of all letters of credit remaining undrawn and pay in advance all scheduled letter of credit fees and increase the applicable interest rate by an additional 5.00% per annum above the applicable interest rate.

The events of default include, among others, the Company’s breach of its payment obligations or covenants, events constituting a material adverse change, restraints on the Company’s assets or business, bankruptcy and insolvency defaults, including the commencement of insolvency proceedings, cross-defaults to other agreements, material judgment defaults and inaccuracy of representation or warranty defaults.

To secure the obligations under the Loan Agreement, the Company granted to the Bank a first priority security interest in substantially all of the assets of the Company, excluding its intellectual property, subject to a negative pledge against encumbering such intellectual property.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement, dated as of January 13, 2020, and effective on January 16, 2020, by and between Silicon Valley Bank and Aehr Test Systems.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aehr Test Systems (Registrant)

Date: January 21, 2020	By:	/s/ Kenneth B. Spink
Kenneth B. Spink
Vice President of Finance and Chief Financial Officer